EXHIBIT 10.2

PERFORMANCE SHARE UNIT AWARD AGREEMENT

UNDER THE

MONSTER BEVERAGE CORPORATION

2011 OMNIBUS INCENTIVE PLAN

Pursuant to the terms of this Performance Share Unit Award Agreement (along with Exhibit A hereto, this “Agreement”), made as of [_______], 20[___],  and the Monster Beverage Corporation 2011 Omnibus Incentive Plan, as amended (the “Plan”),  Monster Beverage Corporation (the “Company”) and [___________]  (the “Participant”) agree as follows:

1.    Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan.

a.    Cause. The term “Cause”  means (a) the Company or an Affiliate having “cause” to terminate the Participant’s employment or services, as defined in any employment or consulting agreement or similar services agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (b) in the absence of any such employment, consulting or similar services agreement (or the absence of any definition of “Cause” contained therein), means, as determined by the Committee, the Participant’s (i) act(s) of fraud or dishonesty, (ii) knowing and material failure to comply with applicable laws or regulations or satisfactorily perform the Participant’s services with the Company or its Affiliates, (iii) insubordination or (iv) drug or alcohol abuse.

b.    Disability.  The term “Disability” means the complete and permanent inability of the Participant to perform the Participant’s essential duties consistent with the terms of the Participant’s employment or services  with the Company and its Affiliates, as determined by the Committee upon the basis of such evidence the Committee deems appropriate or necessary, including independent medical reports and data.

c.    Good Reason. The term “Good Reason” means (a) the Participant having “good reason” to terminate the Participant’s employment or services, as defined in any employment or consulting or similar services agreement between the Participant and the Company or an Affiliate in effect at the time of such termination,  or (b) in the absence of any such employment, consulting or similar services agreement (or the absence of any definition of “Good Reason” contained therein), means (i) a diminution in the Participant’s duties and responsibilities from those in effect immediately prior to a change in such duties and responsibilities, including (X) any change to a different reporting structure that results from a Change in Control, and (Y) any change resulting from the Company becoming a subsidiary of another organization, in each case,  regardless of the structure of the Change in Control; (ii) a decrease in  the Participant’s base salary or bonus opportunity; or (iii) a relocation of  the Participant’s primary work location more than thirty (30) miles from the Participant’s primary work location, without the Participant’s prior written consent; provided that, within thirty (30) days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of the Participant’s intention to terminate the Participant’s employment or services for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

d.    Performance Period. The term “Performance Period” means each of the periods listed on Exhibit A.

e.    Termination. The term “Termination” means a termination of the Participant’s service or employment with the Company and its Affiliates.

2.    Grant of Performance Award.  Subject to the terms and conditions of this Agreement and the Plan, the Participant is awarded the Performance Share Unit Award in Exhibit A (the “Performance Award”).

3.    Vesting. Subject to the terms and conditions contained in this Agreement and the Plan, the Performance Award shall vest (in whole or in part, as applicable) on the “Vesting Date” of the applicable Performance Period, as defined in Exhibit A, except as otherwise set forth in Section 6 of this Agreement.

4.    Dividend Equivalents. The Company will credit the Performance Award (or a portion thereof, as applicable) with Dividend Equivalent payments following the payment by the Company of dividends on Shares. The Company will provide such Dividend Equivalents in Shares having a Fair Market Value per Share, as of the date of such dividend payment, equal to the per-Share amount of such applicable dividend, and shall be payable at the same time as (and only if) the Performance Award (or a portion thereof, as applicable) is settled in accordance with Section 5 below. In the event that any portion of the Performance Award is forfeited by its terms, the Participant shall have no right to Dividend Equivalent payments in respect of such forfeited portion of the Performance Award.

5.    Settlement of Performance Award. Following the Vesting Date of the applicable Performance Period with respect to any portion of the Performance Award not previously forfeited in accordance with Exhibit A or Section 6 below (as applicable) that remains outstanding, the Company shall issue Shares to the Participant with respect to such portion of the Performance Award no later than March 15th of the year following the  Vesting Date of such Performance Period unless otherwise specified in Section 6 below.

6.    Treatment on Termination.

a.    Subject to Section 6(b) below, if the Participant incurs a Termination prior to an applicable Vesting Date,  any unvested portion of the Performance Award shall be forfeited for no consideration. For the avoidance of doubt, if the Participant incurs a Termination on or after a Vesting Date but such portion of the Performance Award that vested on such Vesting Date remains unpaid, the Participant shall remain eligible to receive such portion of the Performance Award pursuant to Section 5.

b.    If a Change in Control occurs: (i) within the First Tranche Performance Period (as defined in Exhibit A),  the entire Performance Award (i.e., for all three of the Performance Periods in Exhibit A)  shall automatically convert into Restricted Stock Units, with the number of Shares underlying such Restricted Stock Units based on the number of Shares deliverable at “Target Performance” (as described in Exhibit A); (ii) in the Second Tranche Performance Period or Third Tranche Performance Period (each as defined in Exhibit A),  the remaining unvested portion of the entire Performance Award shall automatically convert into Restricted Stock Units, with the number of Shares underlying such Restricted Stock Units based on the results of the performance measures outlined in Exhibit A for the most recently completed Performance Period that ended prior to the Change in Control (as applied to the portion of the Performance Award that remains outstanding). Any Restricted Stock Unit under this Section 6(b) will remain unvested until the applicable Vesting Date; provided that, in the event that the Participant’s employment or services is involuntarily terminated without Cause or for Good Reason following a Change in Control and prior to any Vesting Date, the Restricted Stock Units shall be one hundred percent (100%) vested as of such Termination date. Any Shares payable pursuant to a Restricted Stock Unit under this Section 6(b) shall be settled as soon as administratively practicable but not later than thirty (30) days of the Vesting Date.

7.    Transferability.  The Performance Award may be transferred pursuant to the requirements under Section 12.3 of the Plan.

8.    Rights as Stockholder.  The Participant shall have no rights as a stockholder with respect to any Share underlying a Performance Award unless and until the Participant becomes the holder of record or the beneficial owner of such Share, and, subject to Section 4 of this Agreement, no adjustment shall be made for dividends or distributions or other rights in respect of such Share for which the record date is prior to the date upon which the Participant becomes the holder of record or the beneficial owner thereof.

9.    Tax Withholding. Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall make adequate arrangements satisfactory to the Company, as appropriate, to satisfy all tax withholding requirements. In this regard, the Participant authorizes the Company, or their respective agents, at their discretion, to satisfy their withholding obligations by any of the means described in Section 13.1 of the Plan.

10.  Notices. Any notice required or permitted to be given hereunder to the Company shall be addressed as follows:

Monster Beverage Corporation

Attn: [____________]

1 Monster Way

Corona, CA 92879

Tel: 1-951-739-6200

With a copy (which shall not constitute notice) to:

[____________]

c/o Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Any notice required or permitted to be given hereunder to the Participant shall be addressed to the Participant at the latest address the Company has for the Participant in its records. Such notice shall be delivered personally or sent by certified, registered or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Participant may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Participant, and the Participant hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Participant shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

11.  No Right to Continue Services.  This Agreement shall not confer upon the Participant any right with respect to continuance of employment or services nor shall it interfere in any way with the right of the Company and its Affiliates to terminate the Participant’s employment or services at any time.

12.  Compliance With Law and Regulation. This Agreement and the obligation of the Company to deliver Shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. If at any time the Board shall determine that the (i) listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) consent,  approval or agreement of any government regulatory body, is necessary or desirable as a condition of or in connection with the distribution of Shares pursuant to the Performance Award, such Shares will not be distributed in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.

13.  Data Privacy.  The Participant hereby explicitly and without reservation consents to the collection, use, and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Performance Award material by and among, as applicable, the Company, and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that the Company, and its other Affiliates or Subsidiaries may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Share or directorships held in the Company, or details of all Performance Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Plan. The Participant understands that Data will be transferred to the Company’s third-party administrator or stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration, and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipient of Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipient that may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer Data, in electronic or other form, for the sole purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendment to Data or refuse or withdraw the consents in this Section 13, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents described in this Agreement on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment or services with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company may be unable to grant Performance Awards or other awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative. The Participant understands that the Company may rely on a different legal basis for the collection, processing, and/or transfer of Data either now or in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements, or consents) to the Company that the Company may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that the Participant may be unable to participate in the Plan if the Participant fails to execute any such acknowledgment, agreement, or consent requested by the Company.

14.  Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors, and, to the extent permitted, assigns or other Permitted Assignees of the parties to this Agreement.

15.  Governing Law.  This Agreement shall be construed according to the laws of the State of Delaware and all provisions hereof shall be administered according to and its validity shall be determined under, the laws of such State, except where preempted by federal laws.

16.  Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

17.  Counterparts. This Agreement may be signed in two (2) counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument. All signatures hereto may be transmitted by facsimile or .pdf file, and such facsimile or .pdf file will, for all purposes, be deemed to be the original signature of the party whose signature it reproduces, and will be binding upon such party.

18.  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19.  Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

20.  Plan. The terms and conditions of the Plan (including the clawback and forfeiture events under Section 13.4 of the Plan) are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.

21.  Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22.  Section 409A of the Code. It is intended that the Performance Award be exempt from or compliant with Section 409A of the Code (together with any Department of Treasury regulation and other interpretive guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the date hereof, “Section 409A”) and this Agreement shall be interpreted, construed, and operated to reflect such intent. However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Committee determines that the Performance Award (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other action, as the Committee determines is necessary or appropriate either for the Performance Award to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. If the Participant is a “specified employee” (as defined under Section 409A) and should any portion of the Shares that would otherwise be settled under the Performance Award be determined to be payments that are not exempt from Section 409A, such Shares, to the extent otherwise payable within six (6) months after a “separation from service” (as defined under Section 409A), and to the extent necessary to avoid the imposition of taxes under Section 409A, will be settled on the earlier of the date that is six (6) months and one day after the date of such separation from service or the date of the Participant’s death.

23.  Entire Agreement. This Agreement (including its exhibits) and the Plan constitute the entire understanding between the Participant and the Company regarding the Performance Award. This Agreement and the Plan supersede any prior agreements, commitments, or negotiations concerning the Performance Award.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and Participant has executed this Agreement both as of the day and year first above written.

PARTICIPANT	MONSTER BEVERAGE CORPORATION

By:
[_____________]		Name: [_____________]
Title: [_____________]

Exhibit A to Performance Award Agreement

Performance Goals for 2020-2022 Performance Periods

For purposes of this Agreement, the performance goals for the Performance Periods indicated below are as follows:

Performance Level	First Tranche Performance Goal Adjusted EPS For the Following Performance Period: 1/1/2020-12/31/2020	Second Tranche Performance Goal Cumulative EPS For the Following Performance Period: 1/1/2020-12/31/2021	Third Tranche Performance Goal Cumulative EPS For the Following Performance Period: 1/1/2020-12/31/2022	EPS Performance Percentage
Below Threshold	Below $[___]	Below $[___]	Below $[___]	[_]%
Threshold	$[___]	$[___]	$[___]	[_]%*
Target	$[___]	$[___]	$[___]	[_]%*
Maximum	$[___]	$[___]	$[___]	[_]%*

* Linear interpolation applies between threshold/target and target/maximum performance levels.

Performance Periods	Threshold Shares	Target Shares	Maximum Shares	Vesting Date
First Tranche Performance Period – 2020 (1 year)	[___]	[___]	[___]	12/31/20
Second Tranche Performance Period – 2020-2021 (2 years)	[___]	[___]	[___]	12/31/21
Third Tranche Performance Period – 2020-2022 (3 years)	[___]	[___]	[___]	12/31/22

“EPS” means earnings per share.

“Adjusted EPS” means [_].

“Cumulative EPS” means the sum of the Adjusted EPS during the applicable Performance Period or portion thereof.

“EPS Performance Percentage”  means the percentage as set forth in the table above, representing the level of attainment of the Adjusted EPS performance goal.